Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated December 14, 2005, relating to the consolidated financial statements of Nuance Communications, Inc. (the Company) as of and for the fiscal year ended September 30, 2005, and on the effectiveness of the Company’s internal controls over financial reporting as of September 30, 2005, which are included in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2005.
We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO Seidman, LLP

Boston, Massachusetts
January 4, 2006